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                                                                  EXHIBIT 10(ii)

             [LETTERHEAD OF ICF INTERNATIONAL, INC. APPEARS HERE]

                                                        May 17, 1993


Mr. Richard K. Nason
1791 Brookside Lane
Vienna, VA 22182

Dear Dick:

        It was good to speak with you again over the weekend and to discuss the features of our initial offer. We continue to believe that you could become a valuable part of our management team. We would like to modify the terms of our initial proposal, and this letter will replace the previous offer for your employment at ICF.

1.      Position. You would serve as Senior Vice President, Internal Audit. In
        --------
        this role, you will be responsible for establishing and implementing the internal audit function, which will encompass financial, EDP, operations, and investigatory audits. You would report directly to the Audit Committee of the Board of Directors and the Chief Executive Officer.

2.      Compensation. Your base pay would be paid biweekly at a rate of $150,000
        ------------
        per year. You would be eligible to receive a bonus after the end of
        ICF's 1994 fiscal year (February 28, 1994), ranging from 0-$25,000, based on your performance and the performance of the company. The Board and the CEO will jointly develop an FY 1994 performance plan for you, based on your input as to the initial priorities and scope of the risk analysis. your compensation would be reviewed effective March 1, 1994. Bonuses are granted only to the extent that the company has generated sufficient profits and only to those officers whose performance throughout the year is rated excellent to outstanding. Bonus ranges indicate the minimum and maximum value of bonus awards. Bonus awards may be comprised of cash and/or stock options. It is the policy to make bonus payments only to eligible staff who are employed by ICF International when bonuses are distributed.
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                            [LETTERHEAD OF ICF INTERNATIONAL, INC. APPEARS HERE]

Mr. Richard K. Nason
May 17, 1993
Page 2

3.      Benefits. You will be eligible for a full benefit package which includes
        --------
        health insurance, disability insurance, life insurance, dental insurance, an Employee Stock Purchase Plan, a retirement plan, and a 401(k) plan. A summary of these programs is included in the benefits brochure previously sent to you.

        Dick, I feel that you could be a major contributor to the company and I look forward to the opportunity of working with you. Please feel free to call me with any questions that you might have -- my office number is 703/934-3105.

        I look forward to hearing from you soon.


                                                Sincerely,

                                                /s/ Michael J. Rowny

                                                Executive Vice President
                                                  an Chief Financial Officer
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                                  MEMORANDUM

TO:       Cynthia Hathaway                               DATE: February 1, 1995

FROM:     Marcy Romm

SUBJECT:  Richard Nason - Stock Option Grants - 1995 - 1996

Effective today, we have reached agreement with Richard Nason that, as a result of his promotion to Chief Financial Officer, the following nonqualified stock option grants are to be made:

Grant #1:
--------

Grant:                  50,000 Nonqualified Stock Options

Grant (Strike) Price:   Equal to the average of the closing prices 20 days
                        immediately preceding the above effective date

Term:                   5 years

Vesting: These options will vest 25% annually from the above effective date, (e.g., February 1, 1996, 12,500 shares will be available for exercise).

Termination:            90 days to exercise available/vested options only.
                        Non-vested options will be forfeited.

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Grant #2:
--------

Same as above, except all dates one year later.

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As part of this Agreement, Richard Nason will also receive a salary of $200,000 starting December 1, 1994, and $225,000 starting March 1, 1995 with a bonus range of 0 - $100,000 annually.